Exhibit 99.2

JXB	Guangzhou Panyu JinXinBaoElectronic Co, Ltd. Add: No.38 Huan Zhen Xi Road Dagang Town, Panyu, Guangzhou, China Tel: +8620-34936961 Fax: +8620-22865301

August 21, 2009

Via Overnight Delivery

U.S. Food and Drug Administration
Center for Devices and Radiological Health
Document Mail Center - WO66-G609
10903 New Hampshire Avenue
Silver Spring, MD 20993-0002

RE:	Notice of Assignment and Request for Add to File for JXB Co., LTD Guangzhou
510(K) No: K080759

Ladies and Gentlemen:

Pursuant to 21 CFR  807-39(5)(i) this letter shall serve as official notification to the United States Food and Drug Administration that on August 21, 2009, JXB Co. LTD, Guangzhou, China ("Assignor"), assigned and transferred it's full legal right, title and interest in the following 510(k) clearances to Sanomedics Development Corp., a Florida Corporation ("Assignee") located at 80 SW 8th Street, Suite 2180, Miami, FL 33130, USA.

● 510(k) No. K080759

Assignment of the aforementioned 510(k) clearances will be confirmed by similar notice of assignment from Assignee. Assignee will forward appropriate establishment registration and device listing information under a separate cover within 30 days of the clearing of the transaction. If you have any questions, please call Ms. Sophia Xu at JXB Co., LTD Guangzhou.

Assignor,
JXB Co., LTD Guangzhou

/s/ Ken Guo
By: Mr. Ken Guo
CEO/Owner